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Marine Midland Bank
One Marine Midland Center, Buffalo, New York 14203


Business Lending Center



March 21, 1997


Mr. William Gagliano
Four Corners Financial Corporation
370 East Avenue
Rochester, New York 14607


RE: Waiver Covenants

Dear Mr. Gagliano:

We refer to that certain Revolving Credit and Term Loan Agreement (The Agreement), dated December 13, 1995, between Marine Midland Bank (The "Bank") and Four Corners Financial Corporation (The Borrower). Unless otherwise defined herein, the terms defined in the Agreement are used herein as therein defined.

The Borrower hereby requests that the Bank waive the following covenants for the period ending December 31, 1995:

Working Capital: The requirement for working capital was $20,000, actual ($116,812).

Current Ratio: The required ratio of current asset to current liabilities of 1.1, actual .84.

Tangible Net Worth: The required tangible net worth was $400,000, actual
$350,823.

Liabilities to Tangible Net Worth: Required ratio was 1.90, actual 2.49.

Net Income: Required net income was $110,000, actual $85,718.

Debt Service Ratio: The required ratio ws 1.75, actual 1.74.


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March 21, 1997
Page 2


We understand that this waiver is effective only in this instance and for the purpose for which it is given. All other terms and conditions in the Agreement continue to remain in full force and effect. We further understand that no waiver of any single breach of default under this Agreement shall be deemed a waiver of any other breach or default.

Kindly execute and return to the Bank as soon as possible, an acknowledgement of this letter which will become efective upon Banks receipt of such acknowledgement.



By:   /s/ Ralph Mastradonato
      --------------------------
      Ralph Mastradonato
      Vice President
      and Manager


By:   /s/ William Gagliano
      --------------------------
      William Gagliano
      Executive Vice President
      Four Corners Financial Corporation


RM/sab